Exhibit 10.48
EXECUTION COPY
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
LOAN AND SECURITY AGREEMENT
          THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date between (i) SILICON VALLEY BANK, a California corporation with a loan production office located at One Newton Executive Park, 2221 Washington Street, Suite 200, Newton, Massachusetts 02462 (“Bank”), and (ii) NXSTAGE MEDICAL, INC., a Delaware corporation (“NxStage”), EIR MEDICAL, INC., a Massachusetts corporation (“EIR”), MEDISYSTEMS CORPORATION, a Washington corporation (“Medisystems”), each with offices located at 439 South Union Street, 5th Floor, Lawrence, Massachusetts 01843, and MEDISYSTEMS SERVICES CORPORATION, a Nevada corporation, (“Services”), with offices located at 101 Convention Center Drive, Suite 850, Las Vegas, Nevada 89101 (NxStage, EIR, Medisystems and Services are individually and collectively, jointly and severally, the “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:
     1 ACCOUNTING AND OTHER TERMS
          Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
     2 LOAN AND TERMS OF PAYMENT
     2.1 Promise to Pay. Borrower hereby unconditionally, jointly and severally, promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
     2.1.1 Revolving Advances.
          (a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid, and prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
          (b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
     2.1.2 Letters of Credit Sublimit.
          As part of the Revolving Line and subject to deduction of Reserves, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the lesser of (A) Seven Million Five Hundred Thousand Dollars ($7,500,000), minus (i) the sum of all amounts used (and not re-paid) for Cash Management Services, and minus (ii) the FX Reduction Amount, or (B) the lesser of Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances (including any amounts used and not re-paid for Cash Management Services), and minus (ii) the FX Reduction Amount.
          (a) If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto, absent Bank’s gross negligence or wilfull misconduct.
          (b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.
          (c) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).
          (d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit upon the issuance thereof. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding and such reduction shall cease when such Letter of Credit is no longer outstanding.
     2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line and subject to the deduction of Reserves, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the lesser of (A) Seven Million Five Hundred Thousand Dollars ($7,500,000), minus (i) the sum of all amounts used (and not re-paid) for Cash Management Services, and minus (ii) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), or (B) the lesser of Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances (including any amounts used (and not repaid) for Cash Management Services), and minus (ii) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve). The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to ten percent (10%) of each outstanding FX Forward Contract (the “FX Reduction Amount”). Any amounts needed to fully reimburse Bank for any amounts not paid by Borrower in connection with FX Forward Contracts will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
     2.1.4 Cash Management Services Sublimit. Borrower may use the Revolving Line for Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”), in an aggregate amount not to exceed the lesser of (A) Seven Million Five Hundred Thousand Dollars ($7,500,000), minus (i) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (ii) the FX Reduction Amount, or (B) the lesser of Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances, minus the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (iii) the FX Reduction Amount. Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
     2.2 Overadvances. If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used (and not re-paid) for Cash Management Services); plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve); plus (c) the FX Reduction Amount exceeds the lesser of either the Revolving Line or the Borrowing Base (such excess amount being an “Overadvance”), Borrower shall immediately pay to Bank in cash such Overadvance. Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance if not paid when due on demand, at the Default Rate.

     2.3 Payment of Interest on the Credit Extensions.
          (a) Interest Rate.
               (i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at floating per annum rate equal to two percentage points (2.00%) above the Prime Rate, which interest shall be payable monthly, in arrears, in accordance with Section 2.3(f) below.
          (b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is four percentage points (4.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
          (c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
          (d) Computation; 360-Day Year. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.
          (e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.
          (f) Interest Payment Date. Unless otherwise provided, interest is payable monthly on the last calendar day of each month.
          (g) Payment; Interest Computation. Interest is payable monthly on the last calendar day of each month. In computing interest on the Obligations, all Payments received after 12:00 noon Eastern time on any day shall be deemed received on the next Business Day. Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.
     2.4 Fees. Borrower shall pay to Bank:
          (a) Anniversary Fee. A fully earned, non refundable annual fee equal to (i) Seventy Five Thousand Dollars ($75,000), payable on the earlier to occur of (X) the occurrence of an Event of Default and (Y) 365 days after the Effective Date (the “First Anniversary”); and (ii) Thirty Seven Thousand Five Hundred Dollars ($37,500), on a pro-rated basis through the Revolving Line Maturity Date, payable on the earlier to occur of (X) after the First Anniversary, the occurrence of an Event of Default, and (Y) 365 days after the First Anniversary.
          (b) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank;
          (c) Termination Fee. Upon the conditions set forth in and subject to the terms of Section 12.1, a termination fee;
          (d) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable monthly, in arrears, on a calendar year basis, in an amount equal to one-half of one percent (0.50%) per annum of the average unused portion of the Revolving Line, as determined by Bank. The unused portion of the

Revolving Line, for the purposes of this calculation, shall not include amounts reserved for products provided in connection with Cash Management Services, FX Forward Contracts or Letters of Credit. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder, including during any Streamline Period; and
          (e) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement incurred through and after the Effective Date, when due.
     2.5 Payments; Application of Payments.
          (a) All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 noon Eastern time on the date when due. Payments of principal and/or interest received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.
          (b) Except as provided in the proviso in Section 6.3(c) hereof, Bank shall apply the whole or any part of collected funds against the Revolving Line or credit such collected funds to a depository account of Borrower with Bank (or an account maintained by an Affiliate of Bank), the order and method of such application to be in the sole discretion of Bank. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.
     3 CONDITIONS OF LOANS
     3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
          (a) duly executed original signatures to the Loan Documents;
          (b) duly executed original signatures to the Control Agreements, if any;
          (c) Borrower’s Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the applicable jurisdiction of Borrower as of a date no earlier than thirty (30) days prior to the Effective Date;
          (d) duly executed original signatures to the Secretary’s Certificate with completed Borrowing Resolutions for Borrower;
          (e) the Asahi Intercreditor Agreement by and between Asahi and Bank, together with the duly executed original signatures thereto;
          (f) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
          (g) the Perfection Certificates of Borrower, together with the duly executed original signatures thereto;
          (h) the IP Agreement of Borrower, together with the duly executed original signatures thereto and any required schedules thereto;

          (i) (1) within forty-five (45) days of the Effective Date, obtain a landlord’s consent in favor of Bank for the Borrower’s leased location located at 439 South Union Street, 5th Floor, Lawrence, MA 01843, together with the duly executed signatures thereto; and (2) for each other leased location of the Borrower existing on the Effective Date with assets greater than $250,000, Borrower shall, within forty-five (45) days of the Effective Date, use commercially reasonable efforts to obtain a landlord’s consent for each such location, from each respective landlord thereof, together with the duly executed original signatures thereto;
          (j) (1) within forty-five (45) days of the Effective Date, obtain a bailee’s/warehouseman’s waiver executed by Kuehne & Nagle, Inc., for the Borrower’s leased warehouse space located at 1800 Waters Ridge Drive, Suite 100, Lewisville, Texas 75057; and (2) for each other leased warehouse space of the Borrower in existence on the Effective Date with assets greater than $250,000, Borrower shall, within forty-five (45) days of the Effective Date, use commercially reasonable efforts to obtain a bailee’s/warehouseman’s waiver for each such location, from each respective bailee/warehouseman, together with the duly executed original signatures thereto;
          (k) the duly executed original signatures to each Guaranty, together with a Secretary’s Certificate/duly executed original signatures to the completed Borrowing Resolutions for each Guarantor;
          (l) a legal opinion of Borrower’s counsel as to authority of the Borrowers and enforceability of the Loan Documents, in form and substance acceptable to Bank, in its reasonable discretion, dated as of the Effective Date together with the duly executed original signature thereto;
          (m) evidence satisfactory to Bank that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and
          (n) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.
     3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:
          (a) except as otherwise provided in Section 3.4(a), timely receipt of an executed Transaction Report;
          (b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
          (c) in Bank’s reasonable discretion, there has not been a Material Adverse Change.
     3.3 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.
     3.4 Procedures for Borrowing. Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance other than Advances under Sections 2.1.2 or 2.1.4), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Eastern time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed

Transaction Report executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.
     4 CREATION OF SECURITY INTEREST
     4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.
     4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement and the Asahi Intercreditor Agreement). If Borrower shall acquire a commercial tort claim in excess of Two Hundred Fifty Thousand Dollars ($250,000), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
          If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.
     4.3 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person other than in accordance with this Agreement, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.
     5 REPRESENTATIONS AND WARRANTIES
          Borrower represents and warrants as follows:
     5.1 Due Organization; Authorization; Power and Authority. Borrower and each of its Subsidiaries are duly existing and in good standing as a Registered Organization in its jurisdiction of formation and each is qualified and licensed to do business and each is in good standing in any jurisdiction in which the conduct of each of its business or its ownership of property requires that it be qualified except where the failure to do so would not reasonably be expected to have a material adverse effect on Borrower’s business taken as a whole. In connection with this Agreement, Borrower has delivered to Bank completed certificates each signed by Borrower, each entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdictions set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth each Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as set forth in the Perfection Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date, and such information is deemed automatically updated, to the extent changes are permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

          The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents (except where Borrower has obtained any necessary consents), (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Borrower is bound (after giving effect to any consents or amendments obtained concurrently herewith). Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default would reasonably be expected to have a material adverse effect on Borrower’s business taken as a whole.
     5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Other than as permitted pursuant to Section 6.8 hereof, Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.
          As of the date hereof, no portion of the Collateral (other than (i) Field Equipment maintained with Borrower’s customers and/or end users of such Field Equipment, and (ii) other assets with a value of no more than $250,000 at any location) is in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral (other than (i) Field Equipment maintained with Borrower’s customers and/or end users of such Field Equipment, and (ii) other assets with a value of no more than $250,000 at any location) shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee (other than (i) Field Equipment maintained with Borrower’s customers and/or end users of such Field Equipment, and (ii) other assets with a value of no more than $250,000 at any location), then Borrower will use commercially reasonable efforts to deliver to the Bank an executed bailee agreement in form and substance satisfactory to Bank in its reasonable discretion.
          All Inventory is in all material respects of good and marketable quality, free from material defects.
          Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and, as of the date hereof noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not have a material adverse effect on Borrower’s business taken as a whole.
          Except as noted on the Perfection Certificate, and as Borrower may notify Bank pursuant to Section 6.10(c) hereof, Borrower is not a party to, nor is it bound by, any Restricted License (other than any open source or over the counter software that is commercially available to the public).
     5.3 Accounts Receivable; Inventory. For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. Whether or not an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account; provided that, prior to the occurrence of an Event of Default, acceptable forms of notification and verification may include such form and manner as will be reasonably determined by Bank and Borrower. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.
          For any item of Inventory consisting of “Eligible Inventory” in any Borrowing Base Certificate, such Inventory (a) consists of finished goods, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) meets in all material respects all applicable governmental standards; (c) has been manufactured in compliance with the Fair Labor Standards Act, to the extent applicable; (d) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents and Permitted Liens; and (e) is located at the locations identified by Borrower in the Perfection Certificate where it maintains Inventory (or at any location permitted under Section 5.2).
     5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing against Borrower or any of its Subsidiaries that would reasonably be expected to result in damages or costs to Borrower of more than, individually, Five Hundred Thousand Dollars ($500,000), or in the aggregate One Million Dollars ($1,000,000).
     5.5 Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations (for the periods presented, subject to the absence of footnotes and year-end adjustments for the interim financial statements). There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.
     5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
     5.7 Regulatory Compliance. Borrower is not an “investment company” or except as disclosed in the Perfection Certificate, a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act, the rules and regulations promulgated by the U.S. Food and Drug Administration and the U.S. Food, Drug and Cosmetic Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which would reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally, except where it would not reasonably be expected to have a material adverse effect on Borrower’s business taken as a whole. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted, except where the failure to do so would not reasonably be expected to have a material adverse effect on the Borrower’s business, taken as a whole.
     5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.
     5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports (except such returns or reports related to taxes as may be due or owing in an amount less than One Hundred Thousand Dollars ($100,000) in the aggregate), and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower (except such returns or reports related to taxes as may be due or owing in an amount less than One Hundred Thousand Dollars ($100,000) in the aggregate). Borrower may defer payment of any contested taxes, provided that with respect to any such taxes in excess of One Hundred Thousand Dollars ($100,000), Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the

Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which would reasonably be expected to result in additional taxes in excess of One Hundred Thousand Dollars ($100,000) becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which would reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.
     5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank in connection with this Agreement, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
     5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.
     6 AFFIRMATIVE COVENANTS
          Borrower shall do all of the following:
     6.1 Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations taken as a whole. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, including, without limitation, regulations of the U.S. Food and Drug Administration and regulations promulgated pursuant to the U.S. Food, Drug and Cosmetic Act, the noncompliance with which would reasonably be expected to have a material adverse effect on Borrower’s business taken as a whole.
     6.2 Financial Statements, Reports, Certificates.
          (a) Borrower shall provide Bank with the following:
                    (i) (A) bi-weekly, and (B) upon each request for a Credit Extension, a Transaction Report;
                    (ii) within thirty (30) days after the end of each month, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, (C) (x) monthly reconciliations of accounts receivable agings (aged by invoice date), Transaction Reports, and such portion of the general ledger as Bank may reasonably request, and (y) to the extent requested by Bank in its good faith business judgment, monthly Deferred Revenue reports, detailed backlog reports and bookings reports, in each case prepared by Borrower in a manner consistent with past practices, and (D) monthly perpetual inventory reports prepared in accordance with GAAP or such other inventory reports as are requested by Bank in its good faith business judgment;
                    (iii) as soon as available, and in any event within thirty (30) days after the end of each month, monthly unaudited consolidated and consolidating financial statements;

                    (iv) within thirty (30) days after the end of each month a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in compliance with all of the terms of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;
                    (v) as soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower, quarterly consolidated unaudited financial statements;
                    (vi) within sixty (60) days after the end of each fiscal year of Borrower, annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, as approved by Borrower’s board of directors, and such additional financial projections as may be requested by Bank in its good faith business judgment;
                    (vii) as soon as available, and in any event within one hundred twenty (120) days following the end of Borrower’s fiscal year, annual consolidated financial statements certified by, and with an unqualified opinion with respect to the consolidated financial statements, of independent certified public accountants reasonably acceptable to Bank;
                    (viii) within five (5) days of delivery, copies of all material statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt, in their respective capacity as such;
                    (ix) a prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that would reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually, Five Hundred Thousand Dollars ($500,000) or in the aggregate One Million Dollars ($1,000,000) or more;
          The items specified in clauses (v), (vii) and (viii) shall be deemed delivered by sending a copy to the Bank or by timely filing such items with the SEC, or a link thereto or a copy thereof on borrower’s or another website on the Internet.
          Notwithstanding the foregoing, during a Streamline Period, provided no Event of Default has occurred and is continuing, Borrower shall be required to provide Bank with the Transaction Reports required pursuant to clause (a)(i)(A) above monthly, within thirty (30) days after the end of each month. In any event, Borrower may provide Bank with an updated Transaction Report at any time in its sole discretion;
          (b) In the event that Borrower is or becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the SEC or a link thereto or copy thereof on Borrower’s or another website on the Internet.
          (c) (i) quarterly written notice of any material change in the composition of the Intellectual Property, (ii) quarterly written notice of the registration of any Copyright (including any subsequent ownership right of Borrower in or to any Copyright), Patent or Trademark not previously disclosed to Bank, or (iii) notice of Borrower’s knowledge of an event that would reasonably be expected to have a material adverse effect on the value of the Intellectual Property.
     6.3 Accounts Receivable.
          (a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank Transaction Reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.
          (b) Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts owed to Borrower in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000) for all such accounts. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the Availability Amount.
          (c) Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. All payments on, and proceeds of, Accounts shall be deposited directly by the applicable Account Debtor into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in form and substance satisfactory to Bank in its reasonable discretion; provided, however, that with respect to Accounts owed to Medisystems, Medisystems may, subject to Section 6.8 hereof, for a period of up to one hundred eighty (180) days, continue to collect Accounts in the normal course of business through its existing collection accounts at Key Bank. Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, any Accounts in trust for Bank, and Borrower shall, with the exception of Medisystems noted above, promptly deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof; provided, further, that during a Streamline Period, provided no Event of Default has occurred and is continuing, such payments and proceeds shall be transferred on a daily basis by Bank to an account of Borrower maintained at Bank.
          (d) Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) upon request from Bank, provide a copy of such credit memorandum to Bank, to the extent such credit memorandum is in an amount in excess of Fifty Thousand Dollars ($50,000) per credit memorandum or One Hundred Thousand Dollars ($100,000) in the aggregate for all such credit memoranda. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.
          (e) Verification. Whether or not an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account; provided that, prior to the occurrence of an Event of Default, acceptable forms of notification and verification shall be in such form and manner as will be reasonably determined by Bank and Borrower.
          (f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.
     6.4 Remittance of Proceeds. Subject to the Asahi Intercreditor Agreement, except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral with respect to which Bank has a senior lien, to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out, excess or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of One Hundred Thousand Dollars ($100,000) or less (for all such transactions in any fiscal year) or the proceeds of Transfers permitted under Section 7.1 hereof. Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank, subject to the Asahi Intercreditor Agreement. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.
     6.5 Taxes; Pensions; Withholding. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports (or extensions thereof) and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except as otherwise provided in Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
     6.6 Access to Collateral; Books and Records. At reasonable times, on three (3) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right, on a semi-annual basis (or more frequently as conditions warrant, in Bank’s reasonable discretion), to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any reasonable out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.
     6.7 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as an additional lender loss payee and waive subrogation against Bank and shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. All liability policies shall show, or have endorsements showing, Bank as an additional insured, and all such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy with respect to any Collateral as to which the Bank’s Lien is senior to that of Asahi pursuant to the Asahi Intercreditor Agreement shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000) with respect to any loss, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.
     6.8 Operating Accounts.
          (a) (i) Maintain its and its Subsidiaries’, if any, primary operating, depository accounts and securities accounts with Bank and Bank’s Affiliates; provided that Medisystems shall, for a period of up to one hundred eighty (180) days after the Effective Date, be permitted to maintain its existing operating accounts at Key Bank (the “Key Bank Accounts”); provided further, that at any time in which the Key Bank Accounts have a balance equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000), such amounts shall immediately be transferred to an account of Borrower maintained at Bank (Bank acknowledges and agrees that notwithstanding the provisions of clause (b) below, no Control Agreement shall be required with respect to the Key Bank Accounts during the 180 day transition period); and
          (ii) Within ninety (90) days after the Effective Date, maintain or invest at least 80% of the Borrowers’ and its Subsidiaries funds, on a world-wide, aggregate basis, through Bank or an Affiliate of Bank.

          (b) Provide Bank five (5) days prior-written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and/or other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such, and (ii) any account or accounts at which the Borrower maintains an aggregate amount of up to One Hundred Thousand Dollars ($100,000) for all such accounts at any time.
     6.9 Financial Covenants.
          Maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:
          (a) Adjusted EBITDA. Achieve a minimum Adjusted EBITDA (maximum loss), measured on a quarterly basis for each quarterly period ending date listed below, in an amount not less than (max loss not greater than) the corresponding amount listed below for such quarterly period:

Quarterly Period Ending	Minimum Adjusted EBITDA (maximum loss)
March 31, 2010	($2,250,000)
June 30, 2010	($1,250,000)
September 30, 2010	($500,000)
December 31, 2010	$1.00
March 31, 2011, and each quarterly period ending thereafter	$500,000
          (b) Liquidity. Liquidity of Borrower of at least Seven Million Five Hundred Thousand Dollars ($7,500,000); provided, however, that if Borrower fails to maintain Liquidity of at least Seven Million Five Hundred Thousand Dollars, in Bank’s sole discretion and with the prior consent of Bank, Borrower shall have three (3) Business Days to achieve Liquidity of at least Seven Million Five Hundred Thousand Dollars ($7,500,000). During such three (3) Business Day cure period, no Event of Default will be deemed to have occurred under this Section 6.9(b) (but no Credit Extension will be made during the cure period). Such three (3) Business Day cure period under this Section 6.9(b) may be exercised no more than once prior to the Revolving Line Maturity Date.
     6.10 Protection and Registration of Intellectual Property Rights.
          (a) (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property consistent with reasonable business judgment; (ii) promptly advise Bank in writing of material infringements of its material Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.
          (b) If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall, on a quarterly basis, provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall reasonably request in its good faith business judgment to perfect and maintain a perfected security interest in favor of Bank in such property, subject to the Asahi Intercreditor Agreement. If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y)

execute an intellectual property security agreement and such other documents and take such other actions as Bank may reasonably request to perfect and maintain a perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office, subject to the Asahi Intercreditor Agreement; and (z) record any such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Upon request, Borrower shall provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, and will promptly provide Bank with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a security interest in such property.
          (c) Provide written notice to Bank within ten (10) Business Days of entering or becoming bound by any Restricted License (other than open source or over-the-counter software that is commercially available to the public and other than the Utterberg License). Borrower shall make commercially reasonable efforts upon request of Bank to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License (other than open source or over-the-counter software that is commercially available to the public and the Utterberg License) to be deemed “Collateral” and for Bank to have a security interest in it that would be reasonably expected to otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) subject to the Asahi Intercreditor Agreement, Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Restricted License (other than open source or over-the-counter software that is commercially available to the public and other than the Utterberg License) in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.
     6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, upon reasonable notice and at reasonable intervals, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.
     6.12 Creation/Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenant contained in Section 7.3 hereof, in the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Bank of the creation or acquisition of such new Subsidiary and, at Bank’s request, in its sole discretion, take all such action as may be reasonably required by Bank to cause each such Subsidiary to, in Bank’s sole discretion, become a co-Borrower or Guarantor under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and Borrower shall grant and pledge to Bank a perfected security interest in the stock, units or other evidence of ownership of each Subsidiary.
     Borrower may designate a newly created Subsidiary to be a Filter Plant Subsidiary hereunder. Upon such designation, (a) such Subsidiary shall not be deemed to be a “Subsidiary” for the purposes of this Agreement and the other Loan Documents, (b) the Borrower shall not be required to comply with the first paragraph of this Section 6.12 with respect to such Subsidiary, and (c) upon request of Borrower, Bank shall not unreasonably withhold its consent to release the Guaranty of such Subsidiary, if any.
     6.13 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral as contemplated by this Agreement. On a monthly basis, Borrower agrees to make management available to provide any update with respect to Government Approvals and will provide Bank with such additional documents as Bank reasonably requests in connection therewith.
     6.14 Changes in Senior Management. Upon the departure of any Key Person from NxStage, (i) give the Bank prompt notice of such departure, (ii) provide the Bank with prompt notice as to the officer or employee who will be acting in the capacity of such office for purposes of taking actions under the Loan Documents, and (iii) keep the bank reasonably informed, and in any event no less than monthly, as to the Borrower’s efforts to fill such position or its determination as to the officers or employees who will fulfill the duties otherwise associated with such office.
     7 NEGATIVE COVENANTS
          Borrower shall not do any of the following without Bank’s prior written consent:

     7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory and Field Equipment in the ordinary course of business; (b) of worn out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; and (d) in connection with the Filter Plant Transactions.
     7.2 Changes in Business, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries, if any, to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty-nine percent (49%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction).
     Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than $250,000 in Borrower’s assets or property) or, deliver any portion of the Collateral (other than (i) Field Equipment maintained with Borrower’s customers and/or end users of such Field Equipment, and (ii) other assets with a value of no more than $250,000 at any location) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral, valued, individually or in the aggregate, (other than (i) Field Equipment maintained with Borrower’s customers and/or end users of such Field Equipment, and (ii) other assets with a value of no more than $250,000 at any location) and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will use commercially reasonable efforts upon Bank’s request to deliver to the Bank a signed bailee agreement in form and substance satisfactory to Bank in its reasonable discretion.
     7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, other than Permitted Investments. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.
     7.4 Indebtedness. (a) create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness; or (b) make any payment or prepayment of principal under the Asahi Term Loan prior to the stated maturity date therein of May 31, 2013, except if there are no longer any Credit Extensions outstanding under this Agreement and this Agreement is terminated (and provided that nothing shall restrict the ability of the Borrower to convert the Indebtedness owed to Asahi to equity securities of a Borrower), or otherwise amend or modify the Asahi Term Loan in a manner which is adverse to Bank, without the prior written consent of Bank.
     7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein (other than as stated in the Asahi Intercreditor Agreement and other Permitted Liens which are entitled to priority) or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank or Asahi) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.
     7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.
     7.7 Distributions; Investments. (a) pay any dividends or make any distribution or payment on account of or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert or exchange any of its equity securities into or for other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock, (iii) Borrower may repurchase the stock of former employees, directors or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchases do not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate per fiscal year, (iv) Borrower may pay dividends or make distributions or payments to any other Borrower; or (b) directly or indirectly make any Investment (including, without limitation, any additional Investment in any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.
     7.8 Transactions with Affiliates. Other than the Utterberg License and any other transaction disclosed on the Perfection Certificate, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) transactions among Borrowers, (c) transactions permitted pursuant to the terms of Section 7.2, 7.3, 7.4, 7.7, and 7.9 hereof, and (d) transactions with the Filter Plant Subsidiary which shall in all events be upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
     7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.
     7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or non-exempt Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act; fail to comply in any material respect with any law or regulation promulgated by the U.S. Food and Drug Administration or promulgated under the U.S. Food, Drug and Cosmetic Act; or violate any other law or regulation, if the violation would reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which would reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     8 EVENTS OF DEFAULT
          Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
     8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);
     8.2 Covenant Default.
          (a) Borrower fails or neglects to perform any obligation in Sections 6.2 (provided, however, (i) Borrower shall have two (2) Business Days from the scheduled due date to cure any default under clauses 6.2(a) (i)-(iv) and Bank shall endeavor to notify Borrower of any failure to comply with any such clause; (ii) Borrower shall have three (3) Business Days from the scheduled due date to cure any default under clause 6.2(a)(viii); and (iii) Borrower shall have three (3) Business Days from the scheduled due date to cure any default under clause 6.2(c)(i) and (ii)), 6.4 (provided, however, Borrower shall have three (3) Business Days from the scheduled due date to cure any default thereunder), 6.5, 6.7, 6.8 (provided, however, Borrower shall have three (3) Business Days from the scheduled due date to cure any default under clause 6.8(b)) or 6.9, or violates any covenant in Section 7 (provided, however, Borrower shall have three (3) Business Days from the scheduled due date to cure any default under clauses 7.5 and 7.6); or

          (b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;
     8.3 Material Adverse Change. A Material Adverse Change occurs;
     8.4 Attachment; Levy; Restraint on Business.
          (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets with a fair market value in excess of One Hundred Thousand Dollars ($100,000), individually or in the aggregate, by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or
          (b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;
     8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
     8.6 Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties (other than the Asahi Term Loan), whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000); (b) a default occurs by Borrower under the Asahi Term Loan and any applicable grace and cure periods have expired; or (c) any default by Borrower, the result of which would reasonably be expected to have a material adverse effect on Borrower’s business, taken as a whole;
     8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier), shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);
     8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
     8.9 Subordinated Debt/Asahi Intercreditor Agreement. Any document, instrument, or any intercreditor or subordination agreement relating to Subordinated Debt (including the Asahi Intercreditor Agreement), shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect except in accordance with its terms or as a result of Bank’s bad faith or willful misconduct, any Person other than Bank shall be in material breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder except in accordance with its terms, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or the Asahi Intercreditor Agreement;
     8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect except to the extent any guaranty is terminated in accordance with the terms hereof; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3 or 8.8. occurs with respect to any Guarantor, or (d) the liquidation, winding up, or termination of existence of any Guarantor; or
     8.11 Governmental Approvals. Any material Governmental Approval shall have been revoked, rescinded, suspended, modified in an materially adverse manner or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal results in a Material Adverse Change.
     8.12 Notice of Exclusive Control. The delivery by Asahi to Bank, Bank’s Affiliates or any other bank or financial institution of a “Notice of Exclusive Control” or an “entitlement order” (as such term is defined in Article 8 of the Code), pursuant to any Collateral Account of the Borrower.
     9 BANK’S RIGHTS AND REMEDIES
     9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following, and in each case subject to the Asahi Intercreditor Agreement:
          (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
          (b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
          (c) demand that Borrower (i) deposit cash with Bank in an amount equal to 105% of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit; provided, however, if an Event of Default described in Section 8.5 occurs, the obligation of Borrower to cash collateralize all Letters of Credit remaining undrawn shall automatically become effective without any action by Bank;
          (d) terminate any FX Forward Contracts;
          (e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;
          (f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall use commercially reasonable efforts to assemble the Collateral if Bank requests and make it reasonably available as Bank designates which is reasonably convenient to both Borrower and Bank. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
          (g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;
          (h) subject to the rights of third parties including those in the Utterberg License, ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents,

Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
          (i) deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
          (j) demand and receive possession of Borrower’s Books; and
          (k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
     9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.
     9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
     9.4 Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, and subject to Section 2.5 hereof and the Asahi Intercreditor Agreement, Bank may apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Bank Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations and any applicable fees and other charges, in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If an Event of Default has occurred and is continuing, and subject to Section 2.5 hereof and the Asahi Intercreditor Agreement, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

     9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
     9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
     9.7 Demand Waiver. Except as expressly provided herein or provided under applicable law, Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.
     10 NOTICES
          All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Advance requests made pursuant to Section 3.4, by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below. Bank or Borrower may change its notice address by giving the other party written notice thereof. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below. Advance requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, delivered to Bank by Borrower at the e-mail address of Bank provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10). Bank or Borrower may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	NxStage Medical, Inc.
EIR Medical, Inc.
Medisystems Services Corporation
Medisystems Corporation
c/o NxStage Medical, Inc.
439 South Union Street, 5th Floor
Lawrence, Massachusetts 01843
Attn: General Counsel
Fax: (978) 687-4825
Email: wswan@nxstage.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109

Attn: George Shuster, Esquire
Fax: (617) 526-5000
Email: george.shuster@wilmerhale.com

If to Bank:	Silicon Valley Bank
One Newton Executive Park Suite 200
2221 Washington Street
Newton, Massachusetts 02462
Attn: Mr. Ryan Ravenscroft
Fax: (617) 527- 0177
Email: rravenscroft@svb.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: Charles W. Stavros, Esquire
Fax: (617) 880-3456
Email: cstavros@riemerlaw.com
     11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE
          Massachusetts law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREINABOVE, BANK SHALL SPECIFICALLY HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
     12 GENERAL PROVISIONS
     12.1 Termination Prior to Maturity Date. This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank or if Bank’s obligation to fund Credit Extensions terminates pursuant to the terms of Section 2.1.1(b). Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement). If such termination is at Borrower’s election, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee equal to (i) if terminated at any time prior to the first anniversary of the Effective Date, an amount equal to one percent (1.00%) of the Revolving Line (i.e. One Hundred Fifty Thousand Dollars ($150,000)); (ii) if terminated on or at any time after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date, an amount equal to one-half of one percent (0.50%) of the Revolving Line (i.e. Seventy Five Thousand Dollars ($75,000)); and from the second anniversary of the Effective Date and thereafter, Zero Dollars ($0.00); provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new or amended and restated facility from Silicon Valley Bank. Upon payment in full of the Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.
     12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
     12.3 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.
     12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
     12.5 [Reserved].
     12.6 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
     12.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.
     12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
     12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrower in Section 12.3 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
     12.10 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (provided, however, that such Subsidiaries and Affiliates shall agree to the terms of this provision); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however,

Bank shall use commercially reasonable efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
          Bank may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
     12.11 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, Bank shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
     12.12 Right of Set Off. Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
     12.13 Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, so long as the Obligations (other than inchoate indemnity obligations and other obligations that by their terms survive the termination of this Agreement) are outstanding or the Bank has any commitment to lend to Borrower hereunder, each Borrower waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void to the extent that it conflicts with the preceding sentence. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
     12.14 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

     12.15 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
     12.16 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
     12.17 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
     12.18 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
     13 DEFINITIONS
     13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:
          “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
          “Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
          “Adjusted EBITDA” is, for any period of measurement, Borrower’s EBITDA for such period minus Capital Expenditures made during such period.
          “Advance” or “Advances” means an advance (or advances) under the Revolving Line.
          “Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
          “Agreement” is defined in the preamble hereof.
          “Asahi” is Asahi Kasei Kuraray Medical Co., Ltd., a company organized under the laws of Japan, and its permitted successors and assigns.
          “Asahi Intercreditor Agreement” is that certain Intercreditor Agreement, by and between Bank and Asahi, dated as of the date hereof, as may be amended from time to time.
          “Asahi Term Loan” is that certain Term Loan and Security Agreement by and among Borrower, Guarantors and Asahi, dated as of June 5, 2009, as may be amended, modified or restated from time to time.
          “Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit plus an amount equal to the Letter of Credit Reserve), minus (c) the FX Reduction Amount, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances.
          “Bank” is defined in the preamble hereof.

          “Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.
          “Borrower” is defined in the preamble hereof.
          “Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
          “Borrowing Base” is (a) eighty percent (80%) of Eligible Accounts plus (b) the lesser of (i) thirty percent (30%) of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) or (ii) Two Million Five Hundred Thousand Dollars ($2,500,000); plus (c) the lesser of (i) twenty percent (20%) of Eligible Field Equipment or (ii) One Million Dollars ($1,000,000), in each case as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentages and/or amounts in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect the Collateral.
          “Borrowing Base Certificate” is that certain certificate included within each Transaction Report.
          “Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors or other appropriate body and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
          “Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
          “Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed; provided, that any Capital Expenditures made in connection with the Filter Plant Transactions funded by a third party (a party other than Borrower or any Guarantor) shall not be included in the calculation of Capital Expenditures.
          “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
          “Cash Management Services” is defined in Section 2.1.4.
          “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the Commonwealth of Massachusetts; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
          “Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
          “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account of Borrower.
          “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
          “Communication” is defined in Section 10.
          “Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.
          “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
          “Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
          “Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
          “Credit Extension” is any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.
          “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
          “Default Rate” is defined in Section 2.3(b).
          “Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
          “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
          “Designated Deposit Account” is Borrower’s deposit account, account number [**], maintained with Bank.
          “Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

          “Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
          “EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) non-cash stock compensation expenses.
          “Effective Date” is the date Bank executes this Agreement and as indicated on the signature page hereof.
          “Eligible Accounts” are Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time and from time to time after the Effective Date upon notice to Borrower, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Bank’s good faith judgment, the following (“Minimum Eligibility Requirements”) are the minimum requirements for an Account to be an Eligible Account. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:
          (a) Accounts for which the Account Debtor has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);
          (b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date, regardless of invoice payment period terms;
          (c) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;
          (d) Accounts billed and/or payable outside the United States;
          (e) Accounts with credit balances over ninety (90) days from invoice date (but only to the extent of such credit balance);
          (f) Accounts owing from an Account Debtor, including such Account Debtor’s Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts (35% with respect to any two of (i) Da Vita, Inc., a Delaware corporation, (ii) Henry Schein, Inc., a Delaware corporation and (iii) Gambro Renal Products, Inc., a Delaware corporation and each of their respective Affiliates), in each case for the amounts that exceed that percentage, unless Bank approves in writing;
          (g) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);
          (h) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);
          (i) Accounts owing from an Account Debtor which does not have its principal place of business in the United States except for Eligible Foreign Accounts;
          (j) Accounts owing from the United States or any department, agency, or instrumentality thereof except for Accounts or portions thereof of the United States if Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

          (k) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise — sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), but only to the extent that Borrower is indebted or obligated, with the exception of (i) customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business and (ii) amounts due on account of clinical trials in amounts not to exceed $10,000 at any time outstanding per Account Debtor;
          (l) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, “bill and hold”, or other terms if Account Debtor’s payment may be conditional;
          (m) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;
          (n) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;
          (o) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;
          (p) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue and excluding Deferred Revenue generated in connection with (i) the sale of Equipment, (ii) warranty contracts in an amount up to Five Hundred Thousand Dollars ($500,000) in the aggregate per year), and (iii) [the sale of equity to Da Vita, Inc. and/or its Affiliates on or about February 7, 2007];
          (q) Accounts subject to chargebacks or other payment deductions taken by an Account Debtor, but only up to the amount of such chargeback or payment deduction;
          (r) Accounts for which Bank in its good faith business judgment determines collection to be doubtful; and
          (s) other Accounts Bank deems ineligible in the exercise of its good faith business judgment.
          “Eligible Field Equipment” is Equipment located in the United States which consists of (a) equipment rented to dialysis treatment centers and hospitals which may then transferred to patient’s homes; (b) “service pool” cyclers owned and maintained by the Borrower that are swapped for cyclers that require repairs or services by the Borrower while being rented or owned by a patient (c) equipment that otherwise complies with all of Borrower’s representations and warranties to Bank and which is acceptable to Bank in all respects; and (d) equipment in which Bank has a first priority Lien.
          “Eligible Foreign Accounts” are Accounts for which the Account Debtor does not have its principal place of business in the United States but are otherwise Eligible Accounts that Bank approves in writing, on a case-by-case basis.
          “Eligible Inventory” means, at any time, the aggregate of Borrower’s Inventory that (a) consists of finished goods, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) meets all applicable governmental standards; (c) has been manufactured in compliance with the Fair Labor Standards Act, to the extent applicable; (d) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents and other Permitted Liens; (e) is located at Borrower’s principal place of business (or any location permitted under Section 5.2 in the United States and subject to a landlord’s consent or bailee waiver, as applicable, in form and substance acceptable to Bank, in its sole discretion); (f) is not Eligible Field Equipment; and (g) is otherwise acceptable to Bank in its good faith business judgment.

          “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
          “ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
          “Event of Default” is defined in Section 8.
          “Field Equipment” is any existing or hereafter acquired (by the Borrower), System One cyclers, Pure Flow systems and all components thereof, and similar products that are updates thereto or developments thereon, which are leased to end users.
          “Filter Plant Subsidiary” means any subsidiary designated by NxStage by written notice to Bank as the “Filter Plant Subsidiary” in order to perform the obligations of NxStage in connection with the Filter Plant Transactions. Such Filter Plant Subsidiary may be formed by a Borrower or a Guarantor or, with the prior written consent of Bank, such consent not to be unreasonably withheld, be an existing Subsidiary.
          “Filter Plant Transactions” means the transactions contemplated in connection with the construction of a new facility during Phase II pursuant to the Dialyzer Production Agreement, dated as of June 5, 2009, as amended, by and among NxStage and Asahi Kasei Kuraray Medical, Co., Ltd.
          “Foreign Currency” means lawful money of a country other than the United States.
          “Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.
          “FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.
          “FX Forward Contract” is defined in Section 2.1.3.
          “FX Reduction Amount” is defined in Section 2.1.3.
          “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
          “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
          “Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
          “Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
          “Guarantor” is any present or future guarantor of the Obligations, including, without limitation, Medimexico s. de R.L. de C.V., a company organized and existing under the laws of Mexico, NxStage Verwaltungs

GmbH, a company organized and existing under the laws of Germany, NxStage GmbH & Co. KG, a company organized and operating under the laws of Germany, and Medisystems Europe S.p.A., a company organized under the laws of Italy.
          “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
          “Indemnified Person” is defined in Section 12.3.
          “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
          “Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:
          (a) its Copyrights, Trademarks and Patents;
          (b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;
          (c) any and all source code;
          (d) any and all design rights which may be available to a Borrower;
          (e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
          (f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
          “Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, if any, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
          “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
          “Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
          “IP Agreement” is each Intellectual Property Security Agreement executed and delivered by each Borrower to Bank, dated as of the date hereof.
          “Key Person” and “Key Persons” are any of the Chief Financial Officer and the Chief Executive Officer, who are, as of the Effective Date, Robert Brown and Jeffrey H. Burbank, respectively.

          “Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.
          “Letter of Credit Application” is defined in Section 2.1.2(a).
          “Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).
          “Lien” is a mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
          “Liquidity” is, as of any date of measurement, Borrower’s unrestricted cash at Bank and Bank Affiliates plus the Availability Amount, as determined by Bank, in its reasonable discretion.
          “Loan Documents” are, collectively, this Agreement, the IP Agreement, the Asahi Intercreditor Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower or any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.
          “Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower, taken as a whole; (c) a material impairment of the prospect of repayment of any portion of the Obligations or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.
          “Minimum Eligibility Requirements” is defined in the defined term “Eligible Accounts”.
          “Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries, if any, for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.
          “Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin, and to perform Borrower’s duties under the Loan Documents.
          “Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
          “Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
          “Payment” means all checks, wire transfers and other items of payment received by Bank (including proceeds of Accounts and payment of all the Obligations in full) for credit to Borrower’s outstanding Credit Extensions or, if the balance of the Credit Extensions has been reduced to zero, for credit to its Deposit Accounts.
          “Perfection Certificate” is defined in Section 5.1.
          “Permitted Indebtedness” is:
          (a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

          (b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
          (c) Subordinated Debt, if any;
          (d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
          (e) Indebtedness between and among one Borrower and any other Borrower;
          (f) (i) inclusive of and without duplication of Investments permitted pursuant to clause (d) of the definition of “Permitted Investments”, Indebtedness of Subsidiaries (other than a Borrower) owed to a Borrower, provided no Event of Default has occurred and is continuing, or would result from the incurrence of such Indebtedness, not to exceed Three Million Dollars ($3,000,000) in the aggregate in any fiscal year, incurred in the ordinary course of business for reasonable operating expenses and capital expenditures of such Subsidiaries, consistent with past practices, inclusive of any guarantees by a Borrower of any Indebtedness of any Subsidiary (other than a Borrower), and (ii) Indebtedness of Subsidiaries to other Subsidiaries or in Borrower
          (g) Indebtedness of a Borrower to Subsidiaries, in an aggregate amount for all such Subsidiaries not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time;
          (h) Capital leases/equipment financing arrangements up to the principal amount of Five Million Dollars ($5,000,000) outstanding at any time;
          (i) Indebtedness to Asahi under the Asahi Term Loan;
          (j) Indebtedness incurred in connection with the Filter Plant Transactions;
          (k) Indebtedness with respect to bonds or security deposits provided to utilities with respect to utility services provided to Borrowers and their Subsidiaries in the ordinary course of business, not to exceed $500,000 in the aggregate at any time outstanding;
          (l) Debt under swap arrangements or other derivative instruments entered into in connection with any other Permitted Indebtedness hereunder to mitigate risk and not for speculative purposes;
          (m) Indebtedness secured by Permitted Liens;
          (n) Indebtedness incurred as a result of endorsements for collections or deposits in the ordinary course of business;
          (o) other unsecured Indebtedness not otherwise permitted hereunder in an amount not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate at any time;
          (p) Indebtedness in connection with the financing of insurance premiums in the ordinary course of business; and
          (q) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (p) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
          “Permitted Investments” are:
          (a) Investments shown on the Perfection Certificate and existing on the Effective Date;
          (b) Cash and Cash Equivalents;
          (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

          (d) (i) inclusive of and without duplication of Indebtedness permitted pursuant to clause (f) of the definition of “Permitted Indebtedness”, Investments, by Borrower in Subsidiaries (other than a Borrower), provided no Event of Default has occurred and is continuing, or would result from the making of such Investment, not to exceed Three Million Dollars ($3,000,000) in the aggregate in any fiscal year, incurred in the ordinary course of business for reasonable operating expenses and capital expenditures of such Subsidiaries, consistent with past practices, inclusive of any guarantees by a Borrower of the Indebtedness of any Subsidiary (other than a Borrower), and (ii) by Subsidiaries in other Subsidiaries or in Borrower;
          (e) Investments in the Filter Plant Subsidiary or otherwise in connection with the Filter Plant Transactions, provided that (I) any cash Investment shall not exceed (i) One Million Dollars ($1,000,000) during the term of this Agreement plus (ii) the amount of cash or other assets received by NxStage or its Subsidiaries from or on behalf of Asahi for the sole purpose of investment in the Filter Plant Subsidiary in connection with the Filter Plant Transactions, (II) Borrower shall provide Bank prior written notice of its intention to make any such Investment and (III) no Event of Default exists or would result from the making of any such Investment;
          (f) Investments by a Borrower or Guarantor in any other Borrower;
          (g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;
          (h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and
          (i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;
          (j) Investments of (i) cash or Cash Equivalent consideration of up to Two Million Dollars ($2,000,000) in the aggregate (inclusive of deferred payment obligations) and (ii) equity of the Borrower of up to Twenty Million Dollars ($20,000,000) (any Investments made with equity of the Borrower in excess of Twenty Million Dollars ($20,000,000) may only be made with the prior written consent of Bank, which consent shall not be unreasonably withheld), in each case for the purpose of acquiring all or substantially all of the assets, capital stock or other equity interest of another Person in the same or similar line of business of Borrower; provided that after giving effect thereto, (i) no Event of Default shall have occurred and be continuing, (ii) Bank shall have received satisfactory evidence of compliance on a pro forma basis with the financial covenants contained in Section 6.9 hereof; and (ii) Borrower complies with Section 6.12 hereof, as necessary; provided, further, no Indebtedness (other than Permitted Indebtedness) will be incurred by Borrower or its Subsidiaries as a result of such Investment and no lien will be incurred or assumed, other than (i) liens granted in favor of Bank or (ii) Permitted Liens;
          (k) Other Investments not otherwise permitted herein in an aggregate amount of up to Five Hundred Thousand Dollars ($500,000) per year and One Million Dollars ($1,000,000) over the term of this Agreement, provided that prior to and after giving effect thereto, no Event of Default is continuing; and
          (l) Security deposits paid to landlords in the ordinary course of business and without duplication of clause (k) of the definition of Permitted Indebtedness, Investments with respect to bonds or security deposits provided to utilities with respect to utility services provided to Borrowers and their Subsidiaries in the ordinary course of business, not to exceed $500,000 in the aggregate at any time outstanding.
          “Permitted Liens” are:
          (a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;
          (b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;
          (c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment, including, without limitation, financed Equipment existing on the Effective Date, securing no more than Five Million Dollars ($5,000,000) in the aggregate principal amount outstanding at any time, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
          (d) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;
          (e) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that would not reasonably be expected to result in a legal transfer of title of the licensed property, that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;
          (f) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;
          (g) Liens to secure obligations under worker’s compensation, social security or similar laws or under unemployment insurance;
          (h) Deposits or liens to secure bids, tenders, contracts, leases, statutory obligations, surety and appeal bonds and other obligations in the ordinary course of business;
          (i) Carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s or other similar liens arising in the ordinary course of business;
          (j) Liens to secure the payment of nominal account fees to financial institutions in connection with accounts permitted under Section 6.8 hereof; and
          (k) Liens in favor of Ashai pursuant to the Asahi Term Loan;
          (l) Liens against Filter Plant Subsidiary in connection with the Filter Plant Transactions; and
          (m) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (l), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.
          “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
          “Prime Rate” is the greater of (i) four percent (4.00%) per annum and (ii) Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.
          “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
          “Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          “Reserves” means, as of any date of determination, such amounts as Bank may, from time to time, reasonably establish and revise in good faith, after consultation with Borrower and on one (1) Business Day’s notice reducing the amount of Advances, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formulas: (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in good faith, do or may affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets or business of Borrower or any guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.
          “Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.
          “Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of would reasonably be expected to interfere with the Bank’s right to sell any Collateral.
          “Revolving Line” is an Advance or Advances in an amount up to Fifteen Million Dollars ($15,000,000).
          “Revolving Line Maturity Date” is April 1, 2012.
          “SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority
          “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
          “Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.
          “Streamline Period” is, as of any date of measurement in which Borrower’s Liquidity is equal to or greater than Twelve Million Five Hundred Thousand Dollars ($12,500,000).
          “Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or any Guarantor. Upon the written designation by Borrower to Bank that any Subsidiary is a Filter Plant Subsidiary, the term “Subsidiary” as used in this Agreement shall not include such Filter Plant Subsidiary.
          “Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
          “Transaction Report” is the Bank’s standard reporting package provided by Bank to Borrower.
          “Transfer” is defined in Section 7.1.
          “Unused Revolving Line Facility Fee” is defined in Section 2.4(d).

          “Utterberg License” is that certain License Agreement by and between Medisystems and DSU Medical corporation, a Nevada corporation, dated as of June 1, 2007, as may be amended from time to time.
[Signature page follows.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the Effective Date.
BORROWER:

NXSTAGE MEDICAL, INC.		EIR MEDICAL, INC.

By	/s/ Robert S. Brown	By	/s/ Robert S. Brown

Name: Robert S. Brown		Name: Robert S. Brown
Title: Treasurer, Senior Vice President and Chief Financial Officer		Title: Treasurer

MEDISYSTEMS CORPORATION		MEDISYSTEMS SERVICES CORPORATION

By	/s/ Robert S. Brown	By	/s/ Robert S. Brown

Name: Robert S. Brown		Name: Robert S. Brown
Title: Treasurer		Title: Treasurer

BANK:

SILICON VALLEY BANK

By	/s/ Ryan Reyerscroft

Name: Ryan Reyerscroft
Title: VP

Effective Date: March 10, 2010
[Signature page to Loan and Security Agreement]

EXHIBIT A — COLLATERAL DESCRIPTION
     The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
     All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
     all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

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EXHIBIT B
COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	NXSTAGE MEDICAL, INC.
EIR MEDICAL, INC.
MEDISYSTEMS CORPORATION
MEDISYSTEMS SERVICES CORPORATION
          The undersigned authorized officer of NXSTAGE MEDICAL, INC., EIR MEDICAL, INC., MEDISYSTEMS CORPORATION and MEDISYSTEMS SERVICES CORPORATION (individually and collectively, jointly and severally, the “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in compliance for the period ending ___with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens (other than Permitted Liens) have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that the monthly and quarterly financial statements are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes and subject to year end adjustments and the absence of footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly consolidated and consolidating financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Quarterly consolidated financial certificates	Quarterly within 45 days	Yes No

Annual financial statement (CPA Audited) + CC	FYE within 120 days	Yes No

10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

A/R & A/P Agings, Deferred Revenue report, bookings report, inventory report	Monthly within 30 days, or as otherwise required	Yes No

Transaction Reports	Bi-weekly (Monthly within 30 days during a Streamline Period)	Yes No

Projections	FYE with 60 days	Yes No
The following Intellectual Property was registered after the Effective Date (report on a quarterly basis) (if no registrations, state “None”)

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Financial Covenant	Required	Actual	Complies
Maintain as indicated:
Adjusted EBITDA (tested quarterly)	See Section 6.9(a)	$—	Yes No
Liquidity (at all times)	$7,500,000	$—	Yes No
          The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.
     The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

NXSTAGE MEDICAL, INC.	BANK USE ONLY
EIR MEDICAL, INC.
MEDISYSTEMS CORPORATION	Received by:
MEDISYSTEMS SERVICES CORPORATION		authorized signer
Date:

By:	Verified:

Name:		authorized signer

Title:	Date:

Compliance Status: Yes No

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Schedule 1 to Compliance Certificate
Financial Covenants of Borrower
Dated: _________
I. Adjusted EBITDA (Section 6.9(a))
          Required: Adjusted EBITDA. Achieve a minimum Adjusted EBITDA (maximum loss), measured on a quarterly basis for each quarterly period ending date listed below, in an amount not less than (max loss not greater than) the corresponding amount listed below for such quarterly period:

Quarterly Period Ending	Minimum Adjusted EBITDA (maximum loss)
March 31, 2010	($2,250,000)
June 30, 2010	($1,250,000)
September 30, 2010	($500,000)
December 31, 2010	$1.00
March 31, 2011, and each quarterly period ending thereafter	$500,000
Actual:

A. Net Income	$
B. Interest Expense	$
C. To the extent deducted in the calculation of Net Income, depreciation expense and amortization expense	$
D. Income tax expense	$
E. Non-cash stock compensation expenses	$
F. Capital Expenditures	$
G. Adjusted EBITDA (line A plus line B plus line C plus line D plus line E minus line F)	$
Is line G equal to or greater than $[          ]?

No, not in compliance	Yes, in compliance

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II. Liquidity (Section 6.9(b))
Required: Maintain at all times Liquidity of at least Seven Million Five Hundred Thousand Dollars ($7,500,000).
Actual:

A. Borrower’s unrestricted cash at Bank and Bank’s Affiliates	$
B. Availability Amount	$
C. LIQUIDITY (line A plus line B)	$
Is line C equal to or greater than $7,500,000?

No, not in compliance	Yes, in compliance
Is line C equal to or greater than $12,500,000 for Streamline Period?

No, not in compliance	Yes, in compliance
1171567.11

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